Exhibit 99.2

Pixelworks, Inc. Q4 2018 Conference Call
February 7, 2019

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fourth quarter 2018 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will conduct a question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ Vice President and CFO, Mr. Steve Moore.
Steve Moore
Good afternoon and thank you for joining us today. With me on today’s call is Todd DeBonis, Pixelworks’ President and CEO. The purpose of today’s conference call is to supplement the information provided in our press release issued earlier today announcing the Company’s financial results for the fourth quarter and fiscal year 2018.
Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Thursday, February 7, 2019, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today’s press release, our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income/loss, and net income/loss per share. These non-GAAP measures exclude deferred revenue fair value adjustment, inventory step-up and backlog amortization, amortization of acquired intangible assets, stock-based compensation expense, restructuring expenses, acquisition and integration expenses, discount accretion on convertible debt fair value, gain on extinguishment of convertible debt, fair value adjustment on convertible debt conversion option and benefit related to tax reform. With the exceptions of stock-based compensation and benefit related to tax reform, all of these adjusting items are related to the acquisition and integration of ViXS Systems. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income/loss and GAAP net income/loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you, Steve and good afternoon and welcome to everyone joining us on today’s call.
Beginning with a quick overview of our results for the quarter. Consolidated revenue in the fourth quarter increased more than 11% year-over-year to $20.5 million, driven by annual growth across all three of our target end markets. Gross margin remained solid and came in slightly better than expected for the quarter at just over 55%. As anticipated, we were profitable on a non-GAAP basis with EPS in the high-end of our guidance range.
For the full year 2018, revenue grew 14% after adjusting for the contribution from EOL products. Gross margin remained favorable within the mid-50-percent range for the full year. In terms of operating expenses, it’s worth highlighting that OpEx for the year was only up 5% - which highlights our financial discipline in reducing the incremental operating expenses associated with acquiring ViXS in late 2017. We also maintained robust R&D efforts throughout 2018, while benefiting from approximately $4 million of R&D off-sets associated with the co-development for our large projector customer.

As a result, we achieved breakeven or better bottom-line results on a non-GAAP basis in each quarter of 2018, and generated positive cash from operations for the year. Also notable for year, the business we previously acquired from ViXS, which we now refer to as Video Delivery, became accretive in the third quarter and is now meaningfully contributing to quarterly EPS.
Finally, in December we entered into an agreement to monetize a group of non-strategic patents acquired as part of ViXS - and no revenue was being generated from the associated IP. The sale of these patents will result in Pixelworks realizing a net gain of $3.9 million in the first quarter of 2019. In addition to adding non-dilutive cash to the balance sheet, this transaction effectively reduces the original purchase price paid for ViXS - further underscoring the realized value of this acquisition for Pixelworks.
Now turning to an update on each of our end markets.
Our Digital Projector business performed as expected during the fourth quarter, with revenue declining sequentially from a seasonally strong third quarter, and up more than 8% over the year-ago quarter. As we indicated as part of our previously provided quarterly guidance, the fourth quarter included approximately $1.5 million of projector-related EOL product revenue.
Unrelated to the EOL, but also as expected we successfully completed our multi-year co-development of an advanced, next-generation SoC for our large projector customer during the fourth quarter. As a result of fulfilling the last milestone associated with this development project and releasing the new chip for production, we recognized the small remaining off-set to R&D expenses in the quarter. As a reminder, this new SoC for projector was developed as a next-generation replacement for an existing Pixelworks SoC that we currently sell exclusively to this large customer. We anticipate this customer to begin transitioning its product portfolio to the new SoC late in the second half of 2019. While this transition will ultimately be a multi-stage process that stretches well into 2020, we expect it to dampen the effect of our typical seasonality in the back-half of 2019.
In addition to underpinning our long-term business with this large projector customer, we are leveraging a significant amount of this completed development work and technology in our next-generation products for other digital projector customers.
In terms of the broader projector market, it’s important to recognize that a large portion of total unit volume and end market demand for digital projectors is driven by either education applications in emerging markets or enterprise applications in developed markets. Therefore, the current macroeconomic backdrop in China and the ongoing trade tensions are relevant and will ultimately have an impact on the overall health of the projector market. Although we observed no direct impact to our results in the fourth quarter, we did see demand for the first half of 2019 begin to deteriorate late during the quarter.
Although near-term bookings have firmed-up somewhat since the beginning of the year, we believe the macro-environment, particularly in China, is likely serving as a drag on both end demand and customer order patterns.
Shifting to Video Delivery -- As anticipated, we had another strong quarter, with Q4 representing the second consecutive quarter of greater than 30% year-over-year revenue growth. The primary driver was a continuation in the ramp of our XCode family of decoders and transcoders in support of new, ADSB-compatible in-home media devices that were launched by multiple consumer electronics customers in Japan.
As communicated on past calls, Japan recently became the first country to roll-out a next-generation TV broadcast standard that supports over-the-air Terrestrial Broadcast in 4K resolution and HDR video quality. Previous generation consumer electronics devices in Japan, including an existing installed-base of 4K TVs, are not compatible with the new standard - as a result, the roll-out of this higher-quality terrestrial broadcast signal has triggered what is expected to be a meaningful upgrade cycle among Japanese consumers.
As announced in December, Pixelworks’ XCode 6830 decoder platform provides compatibility for this new ADSB standard in several in-home media devices recently launched by Sharp, I/O Data and Maspro. In addition, Sharp’s newly released ADSB-compatible Aquos 4K Blu-ray recorder also incorporates Pixelworks XCode 5190 transcoder to offer advanced personal video recorder (PVR) and streaming capabilities, including the ability to watch recorded content on Wi-Fi-connected tablets and smartphones.
Also within Video Delivery, we are working to further cultivate and capitalize on the emerging growth opportunity in the over-the-air broadcast, or OTA market. During the fourth quarter, we continued to support existing customers that leverage Pixelworks’ transcoding SoC solutions in their OTA streaming products. This includes our previously announced design wins on several newly launched customer products in 2018, such as Hauppauge’s Cordcutter TV with dual-tuner OTA streaming, Nuvyyo’s Tablo family of OTA DVR devices, and AirTV’s launch of its Local Channels DVR capability.

As consumers become increasingly aware of the ability to stream and record free OTA broadcast content, we expect to see a growing number of service providers incorporate OTA content into alternative video delivery platforms.
Looking forward, we are well positioned in our Video Delivery business across an increasingly diverse group of engagements with lead customers on next-generation in-home media devices. We expect a number of these video-centric consumer products to be launched by customers in 2019 and contribute to continued robust growth year-over-year.
Turning to Mobile - 2018 was a transformative year for our Mobile group with revenue growing 75% over the prior year fourth quarter and nearly 90% for the full year. This growth reflects the continued ramp of volume production orders for both our 3rd and 4th generation Iris visual processors in support of wins on previously launched smartphones.
Also highlighting our increased traction in 2018, were our announced wins on five smartphones across four OEM customers, resulting in increased volume shipments of both our 3rd and 4th generation Iris visual processors.
In conjunction with our customers’ official product launches, we announced two of these wins during the fourth quarter, the Black Shark Helo and the Nokia 7.1. The Black Shark Helo represented our second win with Xiaomi-backed Black Shark for a smartphone specifically targeted at avid gamers. This gaming phone incorporates Pixelworks’ 3rd generation Iris chip and features Pixelworks’ industry leading MEMC processing and Always HDR mode technology to deliver superior display performance and an unmatched mobile gaming experience.
Also launched during the quarter, the Nokia 7.1 became the first smartphone to combine Pixelworks’ 4th generation Iris alongside Qualcomm’s 636 apps processor - and be uniquely positioned as a mid-tier smartphone with flagship-quality display performance. Leveraging the advance visual processing technology in our 4th generation Iris, the Nokia 7.1 offers real-time SDR2HDR conversion and is among the exclusive list of devices that are HDR certified by Amazon.
As the most recent evidence of our focused efforts to seed adoption across a larger portion of the addressable smartphone market, last week we jointly announced a strategic partnership with HMD Global to incorporate Pixelworks’ Iris technology in a broad range of Nokia’s next generation smartphones. Although the terms of the agreement currently preclude Pixelworks from providing details about the number of models, targeted geographies or the product profiles of these future Nokia smartphones, what I can say is - this partnership consists of more than a simple supply agreement or commitment to incorporate our device. The two companies are committed to evangelizing advanced visual processing to a wider set of consumers.
Similar to our previous announcement on the launch of the Nokia 7.1, we will be able to announce the models that incorporate Pixelworks’ technology as these individual smartphones are publicly launched under the Nokia brand.
More broadly within our Mobile business - our current pipeline of active customer engagements continues to expand. To help put the current level of activity in context, on our fourth quarter conference call one year ago, I mentioned that we were engaged with 8 OEMs and 10 active programs. Today, the number of active customer engagements is both larger and of higher quality, with active programs more than double a year ago.
A large number of these programs are targeting to use our 4th generation Iris processor, which was originally designed with the specific goal of lowering the barriers for OEM adoption. Today, we are seeing an increasing number of engagements focused on the generation 4 device to offer a noticeably differentiated display experience on aggressively priced mid-tier smartphones. And now having taped-out our newest Iris processor during the fourth quarter, we have multiple OEMs with development boards awaiting samples of our 5th generation Iris visual processor. We are on track to begin sampling pre-production volumes of the 5th generation Iris by the end of the current quarter.
Concluding Remarks
To close out my prepared remarks - and looking to 2019, we are focused on realizing the next leg of growth and targeting expanded opportunities across flagship and mid-tier devices in Mobile as well as next-generation consumer platforms for high-quality video delivery and streaming. As we execute on our growing pipeline of customer engagements and ramp additional production orders, we expect to deliver continued year-over-year growth in both our Mobile and Video Delivery end markets - with the potential for that growth to accelerate significantly toward the second half of the year.
With that I'll turn the call over to Steve for a more detailed review our fourth quarter financial results and guidance for the first quarter. Steve?

Steve Moore
Thank you, Todd.
Revenue for the fourth quarter of 2018 was $20.5 million, compared to $21.5 million in the third quarter and revenue of $18.4 million in the fourth quarter of 2017. The year-over-year increase in fourth quarter revenue reflects growth across all three of our target end markets.
The breakdown of revenue during the fourth quarter was as follows:
Revenue from Digital Projector was approximately $16.4 million, which included roughly $1.5 million in planned end-of-life product revenue.
Video Delivery revenue was approximately $3.4 million.
And revenue from Mobile was approximately $750,000.
Non-GAAP gross profit margin was 55.1% in the fourth quarter of 2018, compared to 54.7% in the third quarter of 2018 and 56.9% in the fourth quarter of 2017.
Non-GAAP operating expenses were $10.3 million in the fourth quarter of 2018, compared to $8.9 million in the third quarter of 2018 and $10.6 million in the fourth quarter of 2017. Note, lower operating expenses in the third quarter of 2018 reflected the recognition of approximately $1.8 million of offsets to R&D associated with our co-development project with a large projector customer. In the fourth quarter of 2018 we recognized the remaining $220,000 of offset to R&D, which represented the final offset associated with this now completed co-development project.
Adjusted EBITDA was $1.8 million for the fourth quarter of 2018, compared to $3.8 million in the third quarter of 2018 and $778,000 in the fourth quarter of 2017. A reconciliation of adjusted EBITDA to GAAP net income/loss may be found in today's press release.
We reported non-GAAP net income of $1.1 million, or 3 cents per diluted share, in the fourth quarter of 2018, compared to non-GAAP net income of $2.5 million, or 7 cents per diluted share, in the prior quarter, and a non-GAAP net loss of $379,000, or loss of 1 cent per share, in the fourth quarter of 2017.
Moving to the balance sheet, we ended the fourth quarter with cash, cash equivalents and short-term investments of approximately $24 million, effectively flat with the prior quarter.
Other balance sheet metrics include day’s sales outstanding of 31 days at quarter-end, compared with 24 days at the end of the third quarter 2018. Inventory turns during the fourth quarter of 2018 were 12.3 times, compared to 12.9 times in the prior quarter.
Our guidance for the first quarter of 2019 is as follows:
We expect revenue to be in a range of between $15.5 million and $16.5 million, which largely reflects more than typical first quarter seasonality in the digital projection market, combined with our expectations for continued year-over-year growth in our Mobile and Video Delivery end markets.
We expect non-GAAP gross profit margin of between 49% and 51%. Margins will be temporarily impacted by the mix within projector and lower overhead absorption on lower revenues.
For operating expenses, we expect the first quarter to range between $10 million and $11 million on a non-GAAP basis. As previously mentioned, note that we do not anticipate any offsets to R&D in the first quarter.
And finally, we expect first quarter non-GAAP EPS to be in the range of between a loss of 4 and 9 cents per basic share. The after tax net gain of $3.9 million for the sale of patents will be recorded as a GAAP gain, in other income, and will not affect non-GAAP earnings.
With that, we will now open the call for questions.